F.N.B. Corporation Reports First Quarter 2021 Earnings
Record non-interest income drives revenue to $306 million, earnings per common share increases to $0.28 and tangible book value builds to $8.01

PITTSBURGH, PA – April 19, 2021 – F.N.B. Corporation (NYSE: FNB) reported earnings for the first quarter of 2021 with net income available to common stockholders of $91.2 million, or $0.28 per diluted common share. Comparatively, first quarter of 2020 net income available to common stockholders totaled $45.4 million, or $0.14 per diluted common share, and fourth quarter of 2020 net income available to common shareholders totaled $70.2 million, or $0.22 per diluted common share. On an operating basis, the first quarter of 2021 earnings per diluted common share (non-GAAP) was also $0.28, the first quarter of 2020 was $0.16, excluding $0.02 for significant items, and the fourth quarter of 2020 was $0.28, excluding $0.06 for significant items.

“We are very pleased with the first quarter’s results as our team’s performance was highly impressive with earnings per share increasing to $0.28, up significantly compared to the first quarter of 2020. Return on tangible common equity was again peer leading at 15% and total revenue increased on both a linked-quarter and year-over-year basis, led by record levels of non-interest income totaling $83 million," said F.N.B. Corporation Chairman, President and Chief Executive Officer, Vincent J. Delie, Jr. "We originated $1 billion in PPP loans this quarter and non-interest-bearing deposits reached $10 billion as customer activity is increasing across the footprint with the U.S. economy moving toward reopening. Since the beginning of 2020, we’ve successfully leveraged our investments in technology as we had more than 35,000 loan applications and nearly 30,000 deposit applications processed through our digital channels. Compared to March 31, 2020, loans and deposits increased $1.7 billion and $5.6 billion, respectively, resulting in a loan-to-deposit ratio of 84%. We continued to strengthen our capital levels as tangible book value surpassed $8.00 per share for the first time and our estimated CET1 risk-based capital ratio reached an all-time high of 10 percent.”

First Quarter 2021 Highlights
(All comparisons refer to the first quarter of 2020, except as noted)
•Growth in total average loans was $1.9 billion, or 8.3%, reflecting commercial loan growth of $2.7 billion, or 17.8%, partially offset by a $0.7 billion, or 8.3%, decrease in average consumer loans primarily attributable to the sale of $0.5 billion in indirect auto loans in November 2020. Paycheck Protection Program (PPP) loans totaled $2.5 billion at March 31, 2021, reflecting $0.9 billion of round two originations partially offset by $0.5 billion in SBA loan forgiveness processed.
•Total average deposits grew $4.7 billion, or 19.3%, led by increases in average non-interest-bearing deposits of $2.9 billion, or 46.3%, and average interest-bearing demand deposits of $2.3 billion, or 21.0%, partially offset by a decrease in average time deposits of $1.2 billion, or 24.7%. Average deposit growth reflected inflows from the PPP and government stimulus activities, in addition to organic growth in new and existing customer relationships.
•The loan-to-deposit ratio was 84.1% at March 31, 2021, compared to 96.5%, as deposit growth outpaced loan growth. Additionally, the funding mix continued to improve with non-interest-bearing deposits totaling 33% of total deposits, compared to 26% as of March 31, 2020. Cash balances increased $2.1 billion to $2.7 billion due primarily to deposits from PPP funding and government stimulus inflows.
•Net interest income decreased $9.7 million, or 4.2%, as the lower interest rate environment impacted asset yields.

•On a linked-quarter basis, the net interest margin (FTE) (non-GAAP) decreased 12 basis points to 2.75% as earning asset yields declined 22 basis points and the total cost of funds decreased 9 basis points with the cost of interest-bearing deposits decreasing 12 basis points. Compared to the first quarter of 2020, the net interest margin declined 39 basis points from 3.14%, reflecting the extended, pandemic-impacted low rate environment as lower yields on securities, higher cash balances earning an average of 11 basis points, and lower loan origination rates drove asset yields lower. However, the growth in average earning assets, reductions in the cost of interest-bearing-deposits, strong growth in non-interest-bearing deposits and the termination of higher-rate Federal Home Loan Bank (FHLB) borrowings partially offset the impact of the lower rate environment.
•Record non-interest income of $82.8 million increased $14.3 million, or 20.8%, due primarily to strong contributions from our fee-based businesses of mortgage banking, insurance, capital markets and wealth management.
•The effective tax rate was 18.9%, compared to 18.8%.
•The efficiency ratio (non-GAAP) equaled 58.7%, compared to 59.0%.
•The annualized net charge-offs to total average loans ratio was 0.11%, compared to 0.10%, as a result of stable asset quality trends and an improving macroeconomic environment at the beginning of 2021. Provision for credit losses declined $41.9 million, or 87.6%, as the first quarter of 2020 provision reflected COVID-19 impacts under the new CECL accounting requirements.
•Common Equity Tier 1 (CET1) regulatory capital ratio increased to 10.0% (estimated), up from 9.1% at March 31, 2020, and 9.8% at December 31, 2020. On a linked-quarter basis, tangible book value per common share (non-GAAP) increased $0.13, or 1.6%, to $8.01, reflecting FNB's continued strategy to build tangible book value per share while optimizing capital deployment.

Non-GAAP measures referenced in this release are used by management to measure performance in operating the business that management believes enhances investors' ability to better understand the underlying business performance and trends related to core business activities. Reconciliations of non-GAAP operating measures to the most directly comparable GAAP financial measures are included in the tables at the end of this release. For more information regarding our use of non-GAAP measures, please refer to the discussion herein under the caption, Use of Non-GAAP Financial Measures and Key Performance Indicators.

Quarterly Results Summary	1Q21	4Q20	1Q20
Reported results
Net income available to common stockholders (millions)	$91.2	$70.2	$45.4
Net income per diluted common share	0.28	0.22	0.14
Book value per common share (period-end)	15.27	15.09	14.67
Pre-provision net revenue (reported) (millions)	120.9	103.4	106.3
Operating results (non-GAAP)
Operating net income available to common stockholders (millions)	$91.2	$91.9	$53.5
Operating net income per diluted common share	0.28	0.28	0.16
Tangible common equity to tangible assets (period-end)	7.06%	7.24%	7.36%
Tangible book value per common share (period-end)	$8.01	$7.88	$7.46
Pre-provision net revenue (operating) (millions)	$120.9	$130.9	$116.5
Average diluted common shares outstanding (thousands)	324,745	324,877	326,045
Significant items impacting earnings[1] (millions)
Pre-tax COVID-19 expense	$—	$(4.7)	$(2.0)
After-tax impact of COVID-19 expense	—	(3.7)	(1.6)
Pre-tax loss on FHLB debt extinguishment and related hedge terminations	—	(12.3)	—
After-tax impact of loss on FHLB debt extinguishment and related hedge terminations	—	(9.7)	—
Pre-tax branch consolidation costs	—	(10.5)	(8.3)
After-tax impact of branch consolidation costs	—	(8.3)	(6.5)
Total significant items pre-tax	$—	$(27.5)	$(10.3)
Total significant items after-tax	$—	$(21.7)	$(8.1)
(1) Favorable (unfavorable) impact on earnings.

First Quarter 2021 Results – Comparison to Prior-Year Quarter
Net interest income totaled $222.9 million, decreasing $9.7 million, or 4.2%, primarily caused by the repricing impact on earning asset yields from lower interest rates, partially offset by significant growth in average loans and deposits of $1.9 billion and $4.7 billion, respectively. Total average earning assets increased $3.0 billion, or 10.1%, which included $0.9 billion of round two PPP originations and $0.5 billion in PPP forgiveness processed in the first quarter of 2021, and a $1.4 billion increase in average cash balances largely due to the impact from government stimulus and deposits from PPP fundings.

The net interest margin (FTE) (non-GAAP) declined 39 basis points to 2.75%, as earning asset yields decreased 103 basis points primarily reflecting the impact of significant reductions in the short-term benchmark interest rates on variable-rate loans, significantly lower yields on investment securities and the effect of higher average cash balances on the mix of earning assets. Partially offsetting the lower earning asset yields, the total cost of funds improved 65 basis points to 0.36%, compared to 1.01%, due to a 78 basis point reduction in interest-bearing deposit costs and lower borrowing costs.

Average loans totaled $25.5 billion, an increase of $1.9 billion, or 8.3%, with commercial loan growth increasing $2.7 billion, or 17.8%, including $1.8 billion, or 33.4%, growth in commercial and industrial loans and $0.8 billion, or 8.6%, growth in commercial real estate balances. Excluding PPP loans, commercial origination activity was led by growth in the Pittsburgh, Mid-Atlantic (Washington D.C., northern Virginia and Maryland markets), Cleveland, and South Carolina regions. Average consumer loans decreased $0.7 billion, or 8.3%, primarily due to the sale of $0.5 billion of indirect auto installment loans in November 2020.

Average deposits totaled $29.4 billion with growth in non-interest-bearing demand deposits of $2.9 billion, or 46.3%, and interest-bearing demand deposits of $2.3 billion, or 21.0%. The growth in deposits was driven by solid organic growth in customer relationships, as well as deposits related to PPP funding and government stimulus activities. The loan-to-deposit ratio was 84.1% at March 31, 2021, compared to 96.5% at March 31, 2020.

Non-interest income totaled $82.8 million, an increase of $14.3 million, or 20.8%, compared to the first quarter of 2020 and reflected record performance for our wealth and insurance businesses. Mortgage banking operations income increased $16.8 million as a result of expanded gain-on-sale margins and strong sold production levels that were up 69% compared to the year-ago quarter. Included in mortgage banking operations income was a $2.5 million recovery for mortgage servicing rights (MSR) valuation, compared to $7.7 million of impairment in the first quarter of 2020. Wealth management revenues increased $2.2 million as securities commissions and fees increased $1.1 million, or 23.8%, due to strong activity levels across the footprint and trust services increased $1.1 million, or 14.1%, as market valuations on assets under management increased significantly. Capital markets decreased $3.4 million, or 30.6%, due to lower customer swap activity compared to the record levels in the beginning of 2020 from heightened volatility in interest rates. Insurance commissions and fees increased $0.6 million, or 9.7%, due to the benefit of our expanded footprint and seasonal increases in revenues.

Non-interest expense totaled $184.9 million, decreasing $10.0 million, or 5.1%. On an operating basis, non-interest expense was flat compared to the first quarter of 2020, excluding $8.3 million of branch consolidation costs and $2.0 million of COVID-19 expenses. On an operating basis, occupancy and equipment increased $2.9 million, or 9.5%, reflecting expansion in key regions such as the Mid-Atlantic and South Carolina and continued digital technology investment. Salaries and employee benefits, on an operating basis, increased $4.6 million, or 4.5%, related primarily to production-related commissions corresponding with record non-interest income levels. Included in salaries and employee benefits in both the first quarter of 2021 and 2020 was $5.6 million related to normal seasonal long-term compensation expense recognition. The efficiency ratio (non-GAAP) equaled 58.7%, compared to 59.0%.

The ratio of non-performing loans, 90 days past due, and other real estate owned (OREO) to total loans and OREO increased 1 basis point to 0.68%. Compared to 1.13% at March 31, 2020, total delinquency decreased 33 basis points to 0.80%, reflecting positive asset quality trends in an improving economic environment. Excluding PPP loans at March 31, 2021, total delinquency decreased 24 basis points to 0.89%.

The provision for credit losses totaled $5.9 million, compared to $47.8 million, with the year-ago quarter level primarily attributable to COVID-19 related impacts on macroeconomic forecasts used in the ACL model. Net charge-offs were $7.1 million, or 0.11% annualized, of total average loans for the first quarter of 2021, compared to 0.10% in the first quarter of 2020. The ratio of the ACL to total loans and leases was 1.42% and 1.44% at March 31, 2021, and March 31, 2020, respectively, decreasing 2 basis points. Excluding PPP loans that do not carry an ACL due to a 100% government guarantee, the ACL to total loans and leases ratio equaled 1.57% at March 31, 2021.

The CET1 regulatory capital ratio increased to 10.0% (estimated), compared to 9.1% at March 31, 2020. The tangible book value per common share (non-GAAP) surpassed $8.00 to $8.01 at March 31, 2021, an increase of $0.55, or 7.4%, from $7.46 at March 31, 2020. During the first quarter of 2021, the Company repurchased 3.0 million shares of common stock at a weighted average share price of $11.91 for a total of $36.2 million, leaving $75.4 million remaining under the current authorized repurchase program.

First Quarter 2021 Results – Comparison to Prior Quarter
Net interest income totaled $222.9 million, a decrease of $11.5 million, or 4.9%, from the prior quarter total of $234.4 million due primarily to lower investment yields and lower contribution from PPP due to loan forgiveness. We have continued to focus on reducing deposit and borrowing costs in a lower interest rate environment as evidenced by our total cost of interest-bearing liabilities declining by 12 basis points. The resulting net interest margin (FTE) (non-GAAP) decreased 12 basis points to 2.75% due to lower contribution from PPP loans of 7 basis points, decreased benefit from acquired loan discount accretion of 2 basis points and higher average cash balances that reduced the net interest margin 6 basis points.

Total average earning assets increased $241 million, or 0.7%. The total yield on earning assets declined 22 basis points to 3.09%, reflecting lower yields on fixed-rate and variable-rate loan originations and investment securities purchased, including overnight investments, in a lower rate environment and a $0.7 billion increase in average cash balances. The total cost of funds decreased 9 basis points to 0.36% from 0.45%, as costs on interest-bearing deposits improved 12 basis points to 0.31%.

Average loans totaled $25.5 billion with average commercial loans flat compared to the fourth quarter of 2020, and average consumer loans declining $159.9 million, or 2.0%. Average commercial loans included growth of $31.5 million, or 0.3%, in commercial real estate offset by a decrease of $72.8 million, or 1.0%, in commercial and industrial loans primarily due to lower average PPP balances. Commercial origination activity was led by the Mid-Atlantic and South Carolina regions. The primary driver for the decrease in average consumer loans was the residential mortgage decline of $129 million, or 3.7%.

Average deposits totaled $29.4 billion, increasing $414 million, or 1.4%, driven by an increase in non-interest-bearing deposits of $324 million, or 3.6%, and interest-bearing demand deposits of $235 million, or 1.8%. This growth benefited from a third round of government stimulus as well as deposits from PPP round two loan fundings, and was partially offset by a managed decline in time deposits of $321 million, or 8.4%.

The loan-to-deposit ratio was 84.1% at March 31, 2021, compared to 87.4% at December 31, 2020.

Non-interest income totaled $82.8 million, increasing $14.4 million, or 21.1%. On an operating basis, non-interest income increased $2.1 million, or 2.7%, when excluding significant items of $12.3 million from the fourth quarter of 2020. Wealth management revenues increased $1.9 million, or 14.4%, led by securities commissions and fees with strong contributions across the footprint in the first quarter of 2021. Mortgage banking operations income increased $0.4 million, or 2.7%, with continued strong mortgage production increasing 3% from the prior quarter and above average gain-on-sale margins compared to historical levels. Service charges decreased $2.0 million, or 6.6%, due primarily to lower seasonal activity volumes. Insurance commissions and fees increased $1.8 million, or 32.5%, from our expanded footprint and seasonal increases in revenue.

Non-interest expense totaled $184.9 million, a decrease of $14.5 million, or 7.3%. On an operating basis, non-interest expense slightly increased $0.7 million, or 0.4%, compared to the fourth quarter of 2020, when excluding $10.5 million of branch consolidation costs and $4.7 million of COVID-19 expenses. On an operating basis, salaries and employee benefits increased $2.7 million, or 2.5%, primarily related to $5.6 million of expense in the first quarter of 2021 for normal seasonal long-term compensation recognition. Occupancy and equipment, on an operating basis, increased $2.5 million, or 8.1%, due to investment in digital technology, expansion in key growth markets across the footprint, and seasonal expenses. Offsetting these increases were reductions in marketing of $1.7 million, or 32.8%, due to the timing of certain promotions. Additionally, outside services declined $1.4 million, or 7.7%, on an operating basis. The efficiency ratio (non-GAAP) equaled 58.7%, compared to 56.5%.

The ratio of non-performing loans, 90 days past due, and OREO to total loans and OREO decreased 9 basis points to 0.68%. Total delinquency decreased 22 basis points to 0.80%, compared to 1.02% at December 31, 2020. Excluding PPP, total delinquency decreased 22 basis points to 0.89%, reflecting favorable asset quality trends and improving economic conditions.

The provision for credit losses totaled $5.9 million, compared to $17.6 million. Net charge-offs totaled $7.1 million, or 0.11% annualized of total average loans and leases, compared to $26.4 million, or 0.41% annualized. The ACL on loans and leases totaled $362 million as of March 31, 2021, essentially unchanged from $363 million at December 31, 2020. The ratio of the ACL to total loans and leases was 1.42% and 1.43% at March 31, 2021, and December 31, 2020, respectively. Excluding PPP loans that do not carry an ACL due to a 100% government guarantee, the ACL to total loans and leases ratio increases 1 basis point to 1.57%, compared to 1.56% at December 31, 2020.

The effective tax rate was 18.9%, compared to 15.9%, due to the lower pre-tax income in the fourth quarter of 2020 and benefits in 2020 from renewable energy investment tax credit activity.

The CET1 regulatory capital ratio increased to 10.0% (estimated) from 9.8% at December 31, 2020. Tangible book value per common share (non-GAAP) was $8.01 at March 31, 2021, an increase of $0.13 from December 31, 2020. During the first quarter of 2021, the Company repurchased 3.0 million shares of common stock at a weighted average share price of $11.91 under the existing share repurchase program, leaving $75.4 million remaining under the current authorized repurchase program.

Use of Non-GAAP Financial Measures and Key Performance Indicators
To supplement our Consolidated Financial Statements presented in accordance with GAAP, we use certain non-GAAP financial measures, such as operating net income available to common stockholders, operating earnings per diluted common share, return on average tangible equity, return on average tangible common equity, operating return on average tangible common equity, return on average tangible assets, tangible book value per common share, the ratio of tangible equity to tangible assets, the ratio of tangible common equity to tangible assets, allowance for credit losses to loans and leases, excluding PPP loans, non-performing loans to loans and leases excluding PPP loans, non-performing loans and 90 days past due and OREO to loans and leases plus OREO excluding PPP loans, net loan charge-offs to average loans and leases excluding PPP loans, past due and non-accrual loans to loans and leases excluding PPP loans, pre-provision net revenue to average tangible common equity, efficiency ratio, and net interest margin (FTE) to provide information useful to investors in understanding our operating performance and trends, and to facilitate comparisons with the performance of our peers. Management uses these measures internally to assess and better understand our underlying business performance and trends related to core business activities. The non-GAAP financial measures and key performance indicators we use may differ from the non-GAAP financial measures and key performance indicators other financial institutions use to assess their performance and trends.

These non-GAAP financial measures should be viewed as supplemental in nature, and not as a substitute for or superior to, our reported results prepared in accordance with GAAP. When non-GAAP financial measures are disclosed, the Securities and Exchange Commission's (SEC) Regulation G requires: (i) the presentation of the most directly comparable financial measure calculated and presented in accordance with GAAP and (ii) a reconciliation of the differences between the non-GAAP financial measure presented and the most directly comparable financial measure calculated and presented in accordance with GAAP. Reconciliations of non-GAAP operating measures to the most directly comparable GAAP financial measures are included later in this release under the heading “Reconciliations of Non-GAAP Financial Measures and Key Performance Indicators to GAAP.”

Management believes charges such as branch consolidation costs and COVID-19 expenses are not organic costs to run our operations and facilities. These charges are considered significant items impacting earnings as they are deemed to be outside of ordinary banking activities. The branch consolidation charges principally represent expenses to satisfy contractual obligations of the closed branches without any useful ongoing benefit to us. These costs are specific to each individual transaction and may vary significantly based on the size and complexity of the transaction. Similarly, losses on FHLB debt extinguishment and related hedge terminations are not organic to our operations. The COVID-19 expenses represent special Company initiatives to support our employees and the communities we serve during an unprecedented time of a pandemic.

To provide more meaningful comparisons of net interest margin and efficiency ratio, we use net interest income on a taxable-equivalent basis in calculating net interest margin by increasing the interest income earned on tax-exempt assets (loans and investments) to make it fully equivalent to interest income earned on taxable investments (this adjustment is not permitted under GAAP). Taxable-equivalent amounts for the 2021 and 2020 periods were calculated using a federal statutory income tax rate of 21%.

Cautionary Statement Regarding Forward-Looking Information
This document may contain statements regarding F.N.B. Corporation’s outlook for earnings, revenues, expenses, tax rates, capital and liquidity levels and ratios, asset quality levels, financial position and other matters regarding or affecting our current or future business and operations. These statements can be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve various assumptions, risks and uncertainties which can change over time. Actual results or future events may be different from those anticipated in our forward-looking statements and may not align with historical performance and events. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance upon such statements. Forward-looking statements are typically identified by words such as "believe," "plan," "expect," "anticipate," "intend," "outlook," "estimate," "forecast," "will," "should," "project," "goal," and other similar words and expressions. We do not assume any duty to update forward-looking statements, except as required by federal securities laws.

F.N.B.’s forward-looking statements are subject to the following principal risks and uncertainties:

•Our business, financial results and balance sheet values are affected by business, economic and political circumstances, including, but not limited to: (i) developments with respect to the U.S. and global financial markets; (ii) actions by the Federal Reserve Board, U.S. Treasury Department, Office of the Comptroller of the Currency and other governmental agencies, especially those that impact money supply, market interest rates or otherwise affect business activities of the financial services industry; (iii) a slowing of the U.S. economic environment; (iv) the impacts of tariffs or other trade policies of the U.S. or its global trading partners; and the sociopolitical environment in the United States.
•Business and operating results are affected by our ability to identify and effectively manage risks inherent in our businesses, including, where appropriate, through effective use of systems and controls, third-party insurance, derivatives, and capital management techniques, and to meet evolving regulatory capital and liquidity standards.
•Competition can have an impact on customer acquisition, growth and retention, and on credit spreads, deposit gathering and product pricing, which can affect market share, deposits and revenues. Our ability to anticipate, react quickly and continue to respond to technological changes and COVID-19 challenges can also impact our ability to respond to customer needs and meet competitive demands.
•Business and operating results can also be affected by widespread natural and other disasters, pandemics, including the ongoing COVID-19 pandemic crisis, dislocations, terrorist activities, system failures, security breaches, significant political events, cyber-attacks or international hostilities through impacts on the economy and financial markets generally, or on us or our counterparties specifically.
•Legal, regulatory and accounting developments could have an impact on our ability to operate and grow our businesses, financial condition, results of operations, competitive position, and reputation. Reputational impacts could affect matters such as business generation and retention, liquidity, funding, and the ability to attract and retain management. These developments could include:
◦Changes resulting from a new U.S. presidential administration, including legislative and regulatory reforms, different approaches to supervisory or enforcement priorities, changes affecting oversight of the financial services industry, regulatory obligations or restrictions, consumer protection, taxes, employee benefits, compensation practices, pension, bankruptcy and other industry aspects, and changes in accounting policies and principles.
◦Changes to regulations or accounting standards governing bank capital requirements, loan loss reserves, and liquidity standards.
◦Unfavorable resolution of legal proceedings or other claims and regulatory and other governmental investigations or other inquiries. These matters may result in monetary judgments or settlements or other remedies, including fines, penalties, restitution or alterations in our business practices, and in additional expenses and collateral costs, and may cause reputational harm to FNB.
◦Results of the regulatory examination and supervision process, including our failure to satisfy requirements imposed by the federal bank regulatory agencies or other governmental agencies.
◦The impact on our financial condition, results of operations, financial disclosures and future business strategies related to allowance for credit losses changes due to changes in forecasted macroeconomic scenarios commonly referred to as the “current expected credit loss” standard or CECL.
◦A failure or disruption in or breach of our operational or security systems or infrastructure, or those of third parties, including as a result of cyber-attacks or campaigns.
•The COVID-19 pandemic and the federal, state, and local regulatory and governmental actions implemented in response to COVID-19 have resulted in a deterioration and disruption of the financial markets and national and local economic conditions, increased levels of unemployment and business failures, and the potential to have a material impact on, among other things, our business, financial condition, results of operations, liquidity, or on our management, employees, customers and critical vendors and suppliers. In view of the many unknowns associated with the COVID-19 pandemic, our forward-looking statements continue to be subject to various conditions that may be substantially different in the future than what we are currently experiencing or expecting, including, but not limited to, a prolonged recovery of the U.S. economy and labor market and the possible change in commercial and consumer customer fundamentals, expectations and sentiments. As a result, the COVID-19 impact, including U.S. government responsive measures to manage it or provide financial relief, the uncertainty regarding its duration and the success of vaccination efforts, it is possible the pandemic may have a material adverse impact on our business, operations and financial performance.

The risks identified here are not exclusive or the types of risks F.N.B. may confront and actual results may differ materially from those expressed or implied as a result of these risks and uncertainties, including, but not limited to, the risk factors and other uncertainties described under Item 1A Risk Factors and the Risk Management sections of our 2020 Annual Report on Form 10-K, our subsequent 2021 Quarterly Reports on Form 10-Q (including the risk factors and risk management discussions) and our other 2021 filings with the SEC, which are available on our corporate website at https://www.fnb-online.com/about-us/investor-relations-shareholder-services. More specifically, our forward-looking statements may be subject to the evolving risks and uncertainties related to the COVID-19 pandemic and its macro-economic impact and the resulting governmental, business and societal responses to it. We have included our web address as an inactive textual reference only. Information on our website is not part of our SEC filings.

Conference Call
F.N.B. Corporation (NYSE: FNB) announced the financial results for the first quarter of 2021 on Monday, April 19, 2021. Chairman, President and Chief Executive Officer, Vincent J. Delie, Jr., Chief Financial Officer, Vincent J. Calabrese, Jr., and Chief Credit Officer, Gary L. Guerrieri, plan to host a conference call to discuss the Company’s financial results on Tuesday, April 20, 2021, at 8:30 AM ET.

Participants are encouraged to pre-register for the conference call at http://dpregister.com/10154209. Callers who pre-register will be provided a conference passcode and unique PIN to bypass the live operator and gain immediate access to the call. Participants may pre-register at any time, including up to and after the call start time.

Dial-in Access: The conference call may be accessed by dialing (844) 802-2440 (for domestic callers) or (412) 317-5133 (for international callers). Participants should ask to be joined into the F.N.B. Corporation call.

Webcast Access: The audio-only call and related presentation materials may be accessed via webcast through the "Investor Relations" section under the "About Us" tab of the Corporation's website at www.fnbcorporation.com. Access to the live webcast will begin approximately 30 minutes prior to the start of the call.

Presentation Materials: Presentation slides and the earnings release will also be available on the Corporation’s website at www.fnbcorporation.com, by accessing the “About Us” tab and clicking on “Investor Relations" then "Investor Conference Calls."

A replay of the call will be available shortly after the completion of the call until midnight ET on Tuesday, April 27, 2021. The replay can be accessed by dialing (877) 344-7529 (for domestic callers) or (412) 317-0088 (for international callers); the conference replay access code is 10154209. Following the call, a link to the webcast and the related presentation materials will be posted to the "Investor Relations" section of F.N.B. Corporation's website at www.fnbcorporation.com.

About F.N.B. Corporation
F.N.B. Corporation (NYSE:FNB), headquartered in Pittsburgh, Pennsylvania, is a diversified financial services company operating in seven states and the District of Columbia. FNB’s market coverage spans several major metropolitan areas including: Pittsburgh, Pennsylvania; Baltimore, Maryland; Cleveland, Ohio; Washington, D.C.; and Charlotte, Raleigh, Durham and the Piedmont Triad (Winston-Salem, Greensboro and High Point) in North Carolina. The Company has total assets of more than $38 billion and approximately 340 banking offices throughout Pennsylvania, Ohio, Maryland, West Virginia, North Carolina, South Carolina, Washington, D.C. and Virginia.

FNB provides a full range of commercial banking, consumer banking and wealth management solutions through its subsidiary network which is led by its largest affiliate, First National Bank of Pennsylvania, founded in 1864. Commercial banking solutions include corporate banking, small business banking, investment real estate financing, government banking, business credit, capital markets and lease financing. The consumer banking segment provides a full line of consumer banking products and services, including deposit products, mortgage lending, consumer lending and a complete suite of mobile and online banking services. FNB's wealth management services include asset management, private banking and insurance.

The common stock of F.N.B. Corporation trades on the New York Stock Exchange under the symbol "FNB" and is included in Standard & Poor's MidCap 400 Index with the Global Industry Classification Standard (GICS) Regional Banks Sub-Industry Index. Customers, shareholders and investors can learn more about this regional financial institution by visiting the F.N.B. Corporation website at www.fnbcorporation.com.

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Analyst/Institutional Investor Contact:
Matthew Lazzaro, 724-983-4254, 412-216-2510 (cell)
lazzaro@fnb-corp.com;

Media Contact:
Jennifer Reel, 724-983-4856, 724-699-6389 (cell)
reel@fnb-corp.com

F.N.B. CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)
(Unaudited)				% Variance
				1Q21	1Q21
	1Q21	4Q20	1Q20	4Q20	1Q20
Interest Income
Loans and leases, including fees	$221,382	$239,771	$265,533	(7.7)	(16.6)
Securities:
Taxable	22,107	23,061	31,335	(4.1)	(29.4)
Tax-exempt	7,560	7,753	8,046	(2.5)	(6.0)
Other	423	304	1,226	39.1	(65.5)
Total Interest Income	251,472	270,889	306,140	(7.2)	(17.9)
Interest Expense
Deposits	15,245	21,517	49,467	(29.1)	(69.2)
Short-term borrowings	7,040	7,531	13,760	(6.5)	(48.8)
Long-term borrowings	6,264	7,449	10,282	(15.9)	(39.1)
Total Interest Expense	28,549	36,497	73,509	(21.8)	(61.2)
Net Interest Income	222,923	234,392	232,631	(4.9)	(4.2)
Provision for credit losses	5,911	17,556	47,838	(66.3)	(87.6)
Net Interest Income After Provision for Credit Losses	217,012	216,836	184,793	0.1	17.4
Non-Interest Income
Service charges	27,831	29,784	30,128	(6.6)	(7.6)
Trust services	9,083	8,204	7,962	10.7	14.1
Insurance commissions and fees	7,185	5,424	6,552	32.5	9.7
Securities commissions and fees	5,618	4,645	4,539	20.9	23.8
Capital markets income	7,712	7,507	11,113	2.7	(30.6)
Mortgage banking operations	15,733	15,317	(1,033)	2.7	—
Dividends on non-marketable equity securities	2,276	3,796	4,678	(40.0)	(51.3)
Bank owned life insurance	2,948	2,867	3,177	2.8	(7.2)
Net securities gains	41	20	53	105.0	(22.6)
Loss on debt extinguishment	—	(12,295)	—	—	—
Other	4,378	3,095	1,357	41.5	222.6
Total Non-Interest Income	82,805	68,364	68,526	21.1	20.8
Non-Interest Expense
Salaries and employee benefits	107,303	107,467	103,805	(0.2)	3.4
Net occupancy	16,163	22,287	21,448	(27.5)	(24.6)
Equipment	17,030	16,651	16,046	2.3	6.1
Amortization of intangibles	3,050	3,341	3,339	(8.7)	(8.7)
Outside services	16,929	18,686	16,896	(9.4)	0.2
FDIC insurance	4,844	5,083	5,555	(4.7)	(12.8)
Bank shares and franchise taxes	3,779	2,477	4,092	52.6	(7.6)
Other	15,764	23,324	23,711	(32.4)	(33.5)
Total Non-Interest Expense	184,862	199,316	194,892	(7.3)	(5.1)
Income Before Income Taxes	114,955	85,884	58,427	33.8	96.7
Income taxes	21,720	13,681	11,010	58.8	97.3
Net Income	93,235	72,203	47,417	29.1	96.6
Preferred stock dividends	2,010	2,011	2,010	—	—
Net Income Available to Common Stockholders	$91,225	$70,192	$45,407	30.0	100.9
Earnings per Common Share
Basic	$0.28	$0.22	$0.14	27.3	100.0
Diluted	0.28	0.22	0.14	27.3	100.0
Cash Dividends per Common Share	0.12	0.12	0.12	—	—

F.N.B. CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars in millions)				% Variance
				1Q21	1Q21
	1Q21	4Q20	1Q20	4Q20	1Q20
Assets
Cash and due from banks	$339	$369	$363	(8.1)	(6.6)
Interest-bearing deposits with banks	2,329	1,014	201	129.7	1,058.7
Cash and Cash Equivalents	2,668	1,383	564	92.9	373.0
Securities available for sale	3,166	3,463	3,194	(8.6)	(0.9)
Securities held to maturity	3,043	2,868	3,179	6.1	(4.3)
Loans held for sale	185	154	82	20.1	125.6
Loans and leases, net of unearned income	25,532	25,459	23,871	0.3	7.0
Allowance for credit losses	(362)	(363)	(343)	(0.3)	5.5
Net Loans and Leases	25,170	25,096	23,528	0.3	7.0
Premises and equipment, net	330	332	331	(0.6)	(0.3)
Goodwill	2,262	2,262	2,262	—	—
Core deposit and other intangible assets, net	51	54	64	(5.6)	(20.3)
Bank owned life insurance	549	549	545	—	0.7
Other assets	1,051	1,193	1,300	(11.9)	(19.2)
Total Assets	$38,475	$37,354	$35,049	3.0	9.8
Liabilities
Deposits:
Non-interest-bearing demand	$9,935	$9,042	$6,511	9.9	52.6
Interest-bearing demand	13,684	13,157	11,009	4.0	24.3
Savings	3,351	3,261	2,664	2.8	25.8
Certificates and other time deposits	3,384	3,662	4,562	(7.6)	(25.8)
Total Deposits	30,354	29,122	24,746	4.2	22.7
Short-term borrowings	1,687	1,804	3,443	(6.5)	(51.0)
Long-term borrowings	1,091	1,095	1,633	(0.4)	(33.2)
Other liabilities	369	374	385	(1.3)	(4.2)
Total Liabilities	33,501	32,395	30,207	3.4	10.9
Stockholders' Equity
Preferred stock	107	107	107	—	—
Common stock	3	3	3	—	—
Additional paid-in capital	4,099	4,087	4,075	0.3	0.6
Retained earnings	921	869	754	6.0	22.1
Accumulated other comprehensive loss	(51)	(39)	(45)	30.8	13.3
Treasury stock	(105)	(68)	(52)	54.4	101.9
Total Stockholders' Equity	4,974	4,959	4,842	0.3	2.7
Total Liabilities and Stockholders' Equity	$38,475	$37,354	$35,049	3.0	9.8

F.N.B. CORPORATION AND SUBSIDIARIES	1Q21			4Q20			1Q20
(Unaudited)		Interest			Interest			Interest
(Dollars in thousands)	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-bearing deposits with banks	$1,557,342	$423	0.11%	$869,328	$304	0.14%	$163,450	$1,226	3.02%
Taxable investment securities (2)	4,916,772	21,917	1.78	4,927,403	22,881	1.86	5,297,596	31,335	2.37
Non-taxable investment securities (1)	1,127,197	9,721	3.45	1,144,330	9,942	3.47	1,125,766	10,068	3.58
Loans held for sale	164,374	1,493	3.64	380,941	4,429	4.63	76,457	984	5.15
Loans and leases (1) (3)	25,452,831	220,777	3.51	25,655,784	236,333	3.67	23,509,124	265,828	4.54
Total Interest Earning Assets (1)	33,218,516	254,331	3.09	32,977,786	273,889	3.31	30,172,393	309,441	4.12
Cash and due from banks	369,866			356,260			375,106
Allowance for credit losses	(369,792)			(374,816)			(307,496)
Premises and equipment	333,315			339,805			335,594
Other assets	4,074,810			4,170,156			4,079,637
Total Assets	$37,626,715			$37,469,191			$34,655,234
Liabilities
Deposits:
Interest-bearing demand	$13,357,111	5,539	0.17	$13,122,204	7,866	0.24	$11,035,736	25,145	0.92
Savings	3,280,324	172	0.02	3,104,420	171	0.02	2,618,395	1,827	0.28
Certificates and other time	3,516,533	9,534	1.10	3,837,255	13,480	1.40	4,669,556	22,495	1.94
Total interest-bearing deposits	20,153,968	15,245	0.31	20,063,879	21,517	0.43	18,323,687	49,467	1.09
Short-term borrowings	1,819,822	7,040	1.57	1,918,362	7,531	1.56	3,305,058	13,760	1.67
Long-term borrowings	1,093,036	6,264	2.32	1,280,964	7,449	2.31	1,457,531	10,282	2.84
Total Interest-Bearing Liabilities	23,066,826	28,549	0.50	23,263,205	36,497	0.62	23,086,276	73,509	1.28
Non-interest-bearing demand deposits	9,213,181			8,889,086			6,296,976
Total Deposits and Borrowings	32,280,007		0.36	32,152,291		0.45	29,383,252		1.01
Other liabilities	385,016			370,351			397,515
Total Liabilities	32,665,023			32,522,642			29,780,767
Stockholders' Equity	4,961,692			4,946,549			4,874,467
Total Liabilities and Stockholders' Equity	$37,626,715			$37,469,191			$34,655,234
Net Interest Earning Assets	$10,151,690			$9,714,581			$7,086,117
Net Interest Income (FTE) (1)		225,782			237,392			235,932
Tax Equivalent Adjustment		(2,859)			(3,000)			(3,301)
Net Interest Income		$222,923			$234,392			$232,631
Net Interest Spread			2.59%			2.69%			2.84%
Net Interest Margin (1)			2.75%			2.87%			3.14%

(1)	The net interest margin and yield on earning assets (all non-GAAP measures) are presented on a fully taxable equivalent (FTE) basis, which adjusts for the tax benefit of income on certain tax-exempt loans and investments using the federal statutory tax rate of 21%.
(2)	The average balances and yields earned on taxable investment securities are based on historical cost.
(3)	Average balances for loans include non-accrual loans. Loans and leases consist of average total loans and leases less average unearned income. The amount of loan fees included in interest income is immaterial.

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)

	1Q21	4Q20	1Q20
Performance Ratios
Return on average equity	7.62%	5.81%	3.91%
Return on average tangible equity (1)	14.66	11.33	7.91
Return on average tangible common equity (1)	14.95	11.49	7.92
Return on average assets	1.00	0.77	0.55
Return on average tangible assets (1)	1.10	0.85	0.62
Net interest margin (FTE) (2)	2.75	2.87	3.14
Yield on earning assets (FTE) (2)	3.09	3.31	4.12
Cost of interest-bearing deposits	0.31	0.43	1.09
Cost of interest-bearing liabilities	0.50	0.62	1.28
Cost of funds	0.36	0.45	1.01
Efficiency ratio (1)	58.67	56.52	59.03
Effective tax rate	18.89	15.93	18.84
Pre-provision net revenue (reported) / average tangible common equity (1)	19.30	16.32	17.52
Pre-provision net revenue (operating) / average tangible common equity (1)	19.30	20.65	19.20
Capital Ratios
Equity / assets (period end)	12.93	13.28	13.81
Common equity / assets (period end)	12.65	12.99	13.51
Common equity tier 1 (3)	10.0	9.8	9.1
Leverage ratio	7.88	7.83	8.14
Tangible equity / tangible assets (period end) (1)	7.36	7.54	7.69
Tangible common equity / tangible assets (period end) (1)	7.06	7.24	7.36
Common Stock Data
Average diluted common shares outstanding	324,744,859	324,876,951	326,045,182
Period end common shares outstanding	318,696,426	321,629,529	322,674,191
Book value per common share	$15.27	$15.09	$14.67
Tangible book value per common share (1)	8.01	7.88	7.46
Dividend payout ratio (common)	42.78%	55.82%	86.24%

(1)	See non-GAAP financial measures section of this Press Release for additional information relating to the calculation of this item.
(2)	The net interest margin and yield on earning assets (all non-GAAP measures) are presented on a fully taxable equivalent (FTE) basis, which adjusts for the tax benefit of income on certain tax-exempt loans and investments using the federal statutory tax rate of 21%.
(3)
March 31, 2021 Common Equity Tier 1 ratio is an estimate and reflects the election of a five-year transition to delay the full impact of CECL on regulatory capital for two years, followed by a three-year transition period.

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)
(Dollars in millions)
				% Variance
				1Q21	1Q21
	1Q21	4Q20	1Q20	4Q20	1Q20
Balances at period end
Loans and Leases:
Commercial real estate	$9,799	$9,731	$9,126	0.7	7.4
Commercial and industrial (1)	7,401	7,214	5,644	2.6	31.1
Commercial leases	471	485	444	(2.9)	6.1
Other	25	40	46	(37.5)	(45.7)
Commercial loans and leases	17,696	17,470	15,260	1.3	16.0
Direct installment	2,025	2,020	1,880	0.2	7.7
Residential mortgages	3,329	3,433	3,444	(3.0)	(3.3)
Indirect installment	1,201	1,218	1,863	(1.4)	(35.5)
Consumer LOC	1,281	1,318	1,424	(2.8)	(10.0)
Consumer loans	7,836	7,989	8,611	(1.9)	(9.0)
Total loans and leases	$25,532	$25,459	$23,871	0.3	7.0
Note: Loans held for sale were $185, $154 and $82 at 1Q21, 4Q20, and 1Q20, respectively.
(1) PPP loans were $2.5 billion and $2.2 billion at 1Q21 and 4Q20, respectively.
				% Variance
Average balances				1Q21	1Q21
Loans and Leases:	1Q21	4Q20	1Q20	4Q20	1Q20
Commercial real estate	$9,733	$9,702	$8,960	0.3	8.6
Commercial and industrial (1)	7,308	7,380	5,476	(1.0)	33.4
Commercial leases	476	477	435	(0.1)	9.4
Other	58	59	48	(2.6)	21.6
Commercial loans and leases	17,575	17,618	14,919	(0.2)	17.8
Direct installment	2,011	1,995	1,849	0.8	8.8
Residential mortgages	3,361	3,490	3,408	(3.7)	(1.4)
Indirect installment	1,206	1,226	1,896	(1.7)	(36.4)
Consumer LOC	1,300	1,327	1,437	(2.1)	(9.5)
Consumer loans	7,878	8,038	8,590	(2.0)	(8.3)
Total loans and leases	$25,453	$25,656	$23,509	(0.8)	8.3
(1) PPP average loans were $2.3 billion and $2.5 billion at 1Q21 and 4Q20, respectively.

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)				% Variance
(Dollars in millions)				1Q21	1Q21
Asset Quality Data	1Q21	4Q20	1Q20	4Q20	1Q20
Non-Performing Assets
Non-performing loans	$157	$170	$134	(7.6)	17.2
Other real estate owned (OREO)	9	10	20	(10.0)	(55.0)
Non-performing assets	$166	$180	$154	(7.8)	7.8
Non-performing loans / total loans and leases	0.62%	0.67%	0.56%
Non-performing loans + 90 days past due + OREO / total loans and leases + OREO	0.68	0.77	0.67
Delinquency
Loans 30-89 days past due	$38	$73	$131	(47.9)	(71.0)
Loans 90+ days past due	10	16	6	(37.5)	66.7
Non-accrual loans	157	170	134	(7.6)	17.2
Past due and non-accrual loans	$205	$259	$271	(20.8)	(24.4)
Past due and non-accrual loans / total loans and leases	0.80%	1.02%	1.13%

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)				% Variance
(Dollars in millions)				1Q21	1Q21
Allowance on Loans and Leases and Allowance for Unfunded Loan Commitments Rollforward	1Q21	4Q20	1Q20	4Q20	1Q20
Allowance for Credit Losses on Loans and Leases
Balance at beginning of period	$363.1	$373.0	$195.9	(2.6)	85.4
Provision for credit losses	6.1	16.5	47.8	(63.3)	(87.3)
Net loan (charge-offs)/recoveries	(7.1)	(26.4)	(5.7)	(73.0)	25.5
Adjustment due to CECL adoption	—	—	105.3
Allowance for credit losses on loans and leases	$362.0	$363.1	$343.3	(0.3)	5.5
Allowance for Unfunded Loan Commitments
Allowance for unfunded loan commitments balance at beginning of period	$13.7	$14.8	$2.6	(7.4)	426.9
Provision (reduction in allowance) for unfunded loan commitments / other adjustments	(0.2)	(1.1)	1.3
Adjustment due to CECL adoption	—	—	10.0
Allowance for unfunded loan commitments	$13.5	$13.7	$13.9	(1.5)	(2.9)
Total allowance for credit losses on loans and leases and allowance for unfunded loan commitments	$375.5	$376.8	$357.2	(0.3)	5.1
Allowance for credit losses on loans and leases / total loans and leases	1.42%	1.43%	1.44%
Allowance for credit losses on loans and leases / total non-performing loans	229.8	213.2	255.6
Net loan charge-offs (annualized) / total average loans and leases	0.11	0.41	0.10

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES AND KEY PERFORMANCE INDICATORS TO GAAP
We believe the following non-GAAP financial measures provide information useful to investors in understanding our operating performance and trends, and facilitate comparisons with the performance of our peers. The non-GAAP financial measures we use may differ from the non-GAAP financial measures other financial institutions use to measure their results of operations. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported results prepared in accordance with U.S. GAAP. The following tables summarize the non-GAAP financial measures included in this press release and derived from amounts reported in our financial statements.
				% Variance
				1Q21	1Q21
	1Q21	4Q20	1Q20	4Q20	1Q20
Operating net income available to common stockholders:
(Dollars in thousands)
Net income available to common stockholders	$91,225	$70,192	$45,407
COVID-19 expense	—	4,654	1,962
Tax benefit of COVID-19 expense	—	(977)	(412)
Loss on FHLB debt extinguishment and related hedge terminations	—	12,295	—
Tax benefit of loss on FHLB debt extinguishment and related hedge terminations	—	(2,582)	—
Branch consolidation costs	—	10,483	8,262
Tax benefit of branch consolidation costs	—	(2,201)	(1,735)
Operating net income available to common stockholders (non-GAAP)	$91,225	$91,864	$53,484	(0.7)	70.6

Operating earnings per diluted common share:
Earnings per diluted common share	$0.28	$0.22	$0.14
COVID-19 expense	—	0.01	0.01
Tax benefit of COVID-19 expense	—	—	—
Loss on FHLB debt extinguishment and related hedge terminations	—	0.04	—
Tax benefit of loss on FHLB debt extinguishment and related hedge terminations	—	(0.01)	—
Branch consolidation costs	—	0.03	0.03
Tax benefit of branch consolidation costs	—	(0.01)	(0.01)
Operating earnings per diluted common share (non-GAAP)	$0.28	$0.28	$0.16	—	75.0

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)

	1Q21	4Q20	1Q20
Return on average tangible equity:
(Dollars in thousands)
Net income (annualized)	$378,118	$287,241	$190,710
Amortization of intangibles, net of tax (annualized)	9,773	10,499	10,610
Tangible net income (annualized) (non-GAAP)	$387,891	$297,740	$201,320

Average total stockholders' equity	$4,961,692	$4,946,549	$4,874,467
Less: Average intangible assets (1)	(2,315,012)	(2,318,048)	(2,327,901)
Average tangible stockholders' equity (non-GAAP)	$2,646,680	$2,628,501	$2,546,566

Return on average tangible equity (non-GAAP)	14.66%	11.33%	7.91%
Return on average tangible common equity:
(Dollars in thousands)
Net income available to common stockholders (annualized)	$369,970	$279,244	$182,625
Amortization of intangibles, net of tax (annualized)	9,773	10,499	10,610
Tangible net income available to common stockholders (annualized) (non-GAAP)	$379,743	$289,743	$193,235

Average total stockholders' equity	$4,961,692	$4,946,549	$4,874,467
Less: Average preferred stockholders' equity	(106,882)	(106,882)	(106,882)
Less: Average intangible assets (1)	(2,315,012)	(2,318,048)	(2,327,901)
Average tangible common equity (non-GAAP)	$2,539,798	$2,521,619	$2,439,684

Return on average tangible common equity (non-GAAP)	14.95%	11.49%	7.92%
Operating return on average tangible common equity:
(Dollars in thousands)
Operating net income available to common stockholders (annualized)	$369,970
Amortization of intangibles, net of tax (annualized)	9,773
Tangible operating net income available to common stockholders (annualized) (non-GAAP)	$379,743

Average total stockholders' equity	$4,961,692
Less: Average preferred stockholders' equity	(106,882)
Less: Average intangible assets (1)	(2,315,012)
Average tangible common equity (non-GAAP)	$2,539,798

Operating return on average tangible common equity (non-GAAP)	14.95%
Return on average tangible assets:
(Dollars in thousands)
Net income (annualized)	$378,118	$287,241	$190,710
Amortization of intangibles, net of tax (annualized)	9,773	10,499	10,610
Tangible net income (annualized) (non-GAAP)	$387,891	$297,740	$201,320

Average total assets	$37,626,715	$37,469,191	$34,655,234
Less: Average intangible assets (1)	(2,315,012)	(2,318,048)	(2,327,901)
Average tangible assets (non-GAAP)	$35,311,703	$35,151,143	$32,327,333

Return on average tangible assets (non-GAAP)	1.10%	0.85%	0.62%
(1) Excludes loan servicing rights.

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)

	1Q21	4Q20	1Q20
Tangible book value per common share:
(Dollars in thousands, except per share data)
Total stockholders' equity	$4,973,676	$4,958,903	$4,841,987
Less: Preferred stockholders' equity	(106,882)	(106,882)	(106,882)
Less: Intangible assets (1)	(2,313,478)	(2,316,527)	(2,326,371)
Tangible common equity (non-GAAP)	$2,553,316	$2,535,494	$2,408,734

Common shares outstanding	318,696,426	321,629,529	322,674,191

Tangible book value per common share (non-GAAP)	$8.01	$7.88	$7.46
Tangible equity / tangible assets (period end):
(Dollars in thousands)
Total stockholders' equity	$4,973,676	$4,958,903	$4,841,987
Less: Intangible assets (1)	(2,313,478)	(2,316,527)	(2,326,371)
Tangible equity (non-GAAP)	$2,660,198	$2,642,376	$2,515,616

Total assets	$38,475,371	$37,354,351	$35,048,746
Less: Intangible assets (1)	(2,313,478)	(2,316,527)	(2,326,371)
Tangible assets (non-GAAP)	$36,161,893	$35,037,824	$32,722,375

Tangible equity / tangible assets (period end) (non-GAAP)	7.36%	7.54%	7.69%
Tangible common equity / tangible assets (period end):
(Dollars in thousands)
Total stockholders' equity	$4,973,676	$4,958,903	$4,841,987
Less: Preferred stockholders' equity	(106,882)	(106,882)	(106,882)
Less: Intangible assets (1)	(2,313,478)	(2,316,527)	(2,326,371)
Tangible common equity (non-GAAP)	$2,553,316	$2,535,494	$2,408,734

Total assets	$38,475,371	$37,354,351	$35,048,746
Less: Intangible assets (1)	(2,313,478)	(2,316,527)	(2,326,371)
Tangible assets (non-GAAP)	$36,161,893	$35,037,824	$32,722,375

Tangible common equity / tangible assets (period end) (non-GAAP)	7.06%	7.24%	7.36%
(1) Excludes loan servicing rights.

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)
	1Q21	4Q20
Allowance for credit losses / loans and leases, excluding PPP loans (period-end):
(Dollars in thousands)
ACL - loans	$362,037	$363,107
Loans and leases	$25,532,163	$25,458,645
Less: PPP loans outstanding	(2,487,890)	(2,158,452)
Loans and leases, excluding PPP loans (non-GAAP)	$23,044,273	$23,300,193
ACL loans / loans and leases, excluding PPP loans (non-GAAP)	1.57%	1.56%

Non-performing loans / loans and leases, excluding PPP loans:
(Dollars in thousands)
Non-performing loans	$157,519	$170,289
Loans and leases	$25,532,163	$25,458,645
Less: PPP loans outstanding	(2,487,890)	(2,158,452)
Loans and leases, excluding PPP loans (non-GAAP)	$23,044,273	$23,300,193
Non-performing loans / loans and leases, excluding PPP loans (non-GAAP)	0.68%	0.73%

Non-performing loans + 90 days past due + OREO / loans and leases + OREO, excluding PPP loans:
(Dollars in thousands)
Non-performing loans + 90 days past due + OREO	$175,900	$196,675
Loans and leases	$25,532,163	$25,458,645
Plus: OREO	8,593	10,420
Less: PPP loans outstanding	(2,487,890)	(2,158,452)
Loans and leases + OREO, excluding PPP loans (non-GAAP)	$23,052,866	$23,310,613
Non-performing loans + 90 days past due + OREO / loans and leases + OREO, excluding PPP loans (non-GAAP)	0.76%	0.84%

Net loan charge-offs (annualized) / average loans and leases, excluding PPP loans:
(Dollars in thousands)
Net loan charge-offs (annualized)	$28,936	$104,947
Average loans and leases	$25,452,831	$25,655,784
Less: Average PPP loans outstanding	(2,286,538)	(2,463,995)
Average loans and leases, excluding PPP loans (non-GAAP)	$23,166,293	$23,191,789
Net loan charge-offs (annualized) / average loans and leases, excluding PPP loans (non-GAAP)	0.13%	0.45%

Past due and non-accrual loans / loans and leases, excluding PPP loans:
(Dollars in thousands)
Past due and non-accrual loans	$205,426	$258,739
Loans and leases	$25,532,163	$25,458,645
Less: PPP loans outstanding	(2,487,890)	(2,158,452)
Loans and leases, excluding PPP loans (non-GAAP)	$23,044,273	$23,300,193
Past due and non-accrual loans / loans and leases, excluding PPP loans (non-GAAP)	0.89%	1.11%

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)

	1Q21	4Q20	1Q20

KEY PERFORMANCE INDICATORS
Pre-provision net revenue / average tangible common equity:
(Dollars in thousands)
Net interest income	$222,923	$234,392	$232,631
Non-interest income	82,805	68,364	68,526
Less: Non-interest expense	(184,862)	(199,316)	(194,892)
Pre-provision net revenue (as reported)	$120,866	$103,440	$106,265
Pre-provision net revenue (as reported) (annualized)	$490,179	$411,513	$427,395
Adjustments:
Add: Loss on FHLB debt extinguishment and related hedge terminations (non-interest income)	—	12,295	—
Add: COVID - 19 expense (non-interest expense)	—	4,654	1,962
Add: Branch consolidation costs (non-interest expense)	—	10,483	8,262
Pre-provision net revenue (operating) (non-GAAP)	$120,866	$130,872	$116,489
Pre-provision net revenue (operating) (annualized) (non-GAAP)	$490,179	$520,644	$468,515
Average total shareholders’ equity	$4,961,692	$4,946,549	$4,874,467
Less: Average preferred shareholders’ equity	(106,882)	(106,882)	(106,882)
Less: Average intangible assets (1)	(2,315,012)	(2,318,048)	(2,327,901)
Average tangible common equity (non-GAAP)	$2,539,798	$2,521,619	$2,439,684
Pre-provision net revenue (reported) / average tangible common equity (non-GAAP)	19.30%	16.32%	17.52%
Pre-provision net revenue (operating) / average tangible common equity (non-GAAP)	19.30%	20.65%	19.20%

Efficiency ratio (FTE):
(Dollars in thousands)
Total non-interest expense	$184,862	$199,316	$194,892
Less: Amortization of intangibles	(3,050)	(3,341)	(3,339)
Less: OREO expense	(786)	(1,087)	(1,647)
Less: COVID-19 expense	—	(4,654)	(1,962)
Less: Branch consolidation costs	—	(10,483)	(8,262)
Adjusted non-interest expense	$181,026	$179,751	$179,682

Net interest income	$222,923	$234,392	$232,631
Taxable equivalent adjustment	2,859	3,000	3,301
Non-interest income	82,805	68,364	68,526
Less: Net securities gains	(41)	(20)	(53)
Add: Loss on FHLB debt extinguishment and related hedge terminations	—	12,295	—
Adjusted net interest income (FTE) + non-interest income	$308,546	$318,031	$304,405

Efficiency ratio (FTE) (non-GAAP)	58.67%	56.52%	59.03%
(1) Excludes loan servicing rights.